                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (Amendment No. ____)(1)


                          Latitude Communications, Inc.
                                (Name of Issuer)


                          Common Stock, par value $.001
                         (Title of Class of Securities)


                                    518292107
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 2 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    4,819,801
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               4,819,801
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,819,801
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.6%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 3 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    4,819,801
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               4,819,801
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,819,801
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.6%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 4 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    239,857
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               239,857
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           239,857
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.3%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 5 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           YOGEN K. DALAL
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    5,059,658
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               5,059,658
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,059,658
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           26.8%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 6 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    5,059,658
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               5,059,658
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,059,658
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           26.8%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 7 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           KEVIN A. FONG
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    5,059,658
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               5,059,658
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,059,658
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           26.8%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 8 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           WILLIAM D. UNGER
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    5,059,658
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               5,059,658
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,059,658
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           26.8%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 518292107                    13G                    PAGE 9 OF 21 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    5,059,658
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               5,059,658
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,059,658
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           26.8%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 518292107                    13G                   PAGE 10 OF 21 PAGES
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    5,059,658
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               5,059,658
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,059,658
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           26.8%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 518292107                    13G                   PAGE 11 OF 21 PAGES
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              ---------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY                    5,059,658
     EACH              ---------------------------------------------------------
   REPORTING            7      SOLE DISPOSITIVE POWER
  PERSON WITH                  -0-
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               5,059,658
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,059,658
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           26.8%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

ITEM 1.

      (a)  NAME OF ISSUER:

           Latitude Communications, Inc.

      (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2121 Tasman Drive
           Santa Clara, CA 95054

ITEM 2.

      (a)  NAME OF PERSONS FILING:

           Mayfield VII, a California Limited Partnership
           Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
           Kevin A. Fong
           Wendell G. Van Auken, III
           A. Grant Heidrich, III
           F. Gibson Myers, Jr.
           William D. Unger
           Michael J. Levinthal

      (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           c/o Mayfield Fund
           2800 Sand Hill Road
           Menlo Park, CA 94025

      (c)  CITIZENSHIP:

           The entities listed in Item 2(a) are California Limited Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

      (d)  TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.001

      (e)  CUSIP NUMBER:

           518292107



                               Page 12 of 21 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP

         The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

         For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.



                               Page 13 of 21 pages

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000
                                    MAYFIELD VII
                                    A California Limited Partnership

                                    By:  Mayfield VII Management Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney in Fact for
                                         Michael Levinthal, General Partner

                                    MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney in Fact for
                                         Michael Levinthal, General Partner

                                    MAYFIELD ASSOCIATES FUND II
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney in Fact for
                                         Michael Levinthal, General Partner

                                    YOGEN K. DALAL

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney In Fact


                               Page 14 of 21 pages

                                    KEVIN A. FONG

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    WENDELL G. VAN AUKEN, III

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    A. GRANT HEIDRICH, III

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Attorney In Fact





                               Page 15 of 21 pages

                                    EXHIBIT 1


         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


        Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George
A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to
Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Filer (collectively, the "Companies").

        Each Reporting Person hereby further authorizes and designates GEORGE A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

        The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Date: February 10, 1997             MAYFIELD VI INVESTMENT PARTNERS,
                                    a California Limited Partnership

                                    By:  Mayfield VI Management Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory



                               Page 16 of 21 pages

Date: February 10, 1997             MAYFIELD VI MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             MAYFIELD VII
                                    A California Limited Partnership

                                    By:  Mayfield VII Management Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             MAYFIELD VIII,
                                    A California Limited Partnership

                                    By:  Mayfield VIII Management, L.L.C.,
                                         Its General Partner

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             MAYFIELD VIII MANAGEMENT, L.L.C.
                                    A Delaware Limited Liability Company

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             MAYFIELD ASSOCIATES FUND II
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory



                               Page 17 of 21 pages

Date:  February 10, 1997            MAYFIELD MEDICAL PARTNERS (1992)
                                    A California Partnership

                                    By:  Mayfield VII,
                                         a California Limited Partnership,
                                         Its General Partner

                                    By:  Mayfield VII Management Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             MAYFIELD ASSOCIATES FUND
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             MAYFIELD MEDICAL PARTNERS
                                    A California Partnership

                                    By:  Mayfield VI Investment Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                    By:  Mayfield VI Management Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                    By:  /s/ George A. Pavlov
                                         --------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date: February 10, 1997             YOGEN K. DALAL

                                    By:  /s/ Yogen K. Dalal
                                         --------------------------------------
                                         Yogen K. Dalal

Date: February 10, 1997             F. GIBSON MYERS, JR.

                                    By:  /s/  F. Gibson Myers, Jr.
                                         --------------------------------------
                                         F. Gibson Myers, Jr.



                              Page 18 of 21 pages

Date: February 10, 1997             KEVIN A. FONG

                                    By:  /s/  Kevin A. Fong
                                         --------------------------------------
                                         Kevin A. Fong

Date: February 10, 1997             WILLIAM D. UNGER

                                    By:  /s/ William D. Unger
                                         --------------------------------------
                                         William D. Unger

Date: February 10, 1997             WENDELL G. VAN AUKEN, III

                                    By:  /s/ Wendell G. Van Auken, III
                                         --------------------------------------
                                         Wendell G. Van Auken, III

Date: February 10, 1997             MICHAEL J. LEVINTHAL

                                    By:  /s/ Michael J. Levinthal
                                         --------------------------------------
                                         Michael J. Levinthal

Date: February 10, 1997             A. GRANT HEIDRICH, III

                                    By:  /s/ A. Gran t Heidrich, III
                                         --------------------------------------
                                         A. Grant Heidrich, III

Date: February 10, 1997             WENDE S. HUTTON

                                    By:  /s/ Wende S. Hutton
                                         --------------------------------------
                                         Wende S. Hutton

Date: February 10, 1997             RUSSELL C. HIRSCH

                                    By:  /s/  Russell C. Hirsch
                                         --------------------------------------
                                         Russell C. Hirsch



                              Page 19 of 21 pages

                                    EXHIBIT A


--------------------------------------------------------------------------------------
  PUBLICLY TRADED COMPANY         DESIGNATED FILER        PERSONS/ENTITIES ON WHOSE
                                                          BEHALF THE DESIGNATED FILER
                                                                    MAY ACT
--------------------------------------------------------------------------------------
Latitude Communications, Inc.     Mayfield VII           Mayfield VII Management
                                                         Partners, Mayfield Associates
                                                         Fund II, Yogen K. Dalal, F.
                                                         Gibson Myers, Jr., Kevin A.
                                                         Fong, William D. Unger,
                                                         Wendell G. Van Auken, III,
                                                         Michael J. Levinthal, A.
                                                         Grant Heidrich, III
--------------------------------------------------------------------------------------







                              Page 20 of 21 pages

                                    EXHIBIT 2

                                                            PERCENT OF CLASS
                                                              BENEFICIALLY
  NAME OF REPORTING PERSON           NUMBER OF SHARES           OWNED(1)
  ------------------------           ----------------           --------
Mayfield VII,
a California Limited Partnership       4,819,801(2)               25.6%

Mayfield VII Management
Partners, a California
Limited Partnership                    4,819,801(2)               25.6%

Mayfield Associates Fund II a,           239,857(3)                1.3%
California Limited
Partnership

Yogen K. Dalal                         5,059,658(4)               26.8%

F. Gibson Myers                        5,059,658(4)               26.8%

Kevin A. Fong                          5,059,658(4)               26.8%

William D. Unger                       5,059,658(4)               26.8%

Wendell G. Van Auken, III              5,059,658(4)               26.8%

Michael J. Levinthal                   5,059,658(4)               26.8%

A. Grant Heidrich, III                 5,059,658(4)               26.8%

Total                                  5,059,658                  26.8%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of November 5, 1999 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1999.

(2) Represents 4,819,801 shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund II.

(4) The individual Reporting Persons are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII Management Partners and Mayfield Associates Fund II, but disclaim such beneficial ownership.





                              Page 21 of 21 pages